Exhibit 99.1

Material Handling - Easily and Safely	News Release
140 John James Audobon Parkway Amherst, NY 14228
Immediate Release

Columbus McKinnon Reports Operating Margin Expansion on 10.9% Increase in Sales for Fiscal 2012 Third Quarter

•	Net sales in third quarter were $142.8 million; U.S. sales were up 12.5% while non-U.S. revenue grew 9.3% driven by Europe, Latin America and continued progress in China

•
Operating margin increased to 8.4%, up 610 basis points over last year, including a gain on the sale of a closed facility; excluding the gain, operating margin was 7.4% reflecting a 54% operating leverage

•
Third quarter diluted earnings per share of $0.44 includes the gain on the sale of the closed facility and a gain on the re-measurement of an investment related to our recent South African acquisition; Excluding both gains, third quarter diluted earnings per share would have been $0.33

•	Strong balance sheet with $82 million in cash and net debt to total capitalization of 28.9%

AMHERST, NY, January 27, 2012 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2012 third quarter that ended on December 31, 2011.

Net sales for the third quarter of fiscal 2012 were $142.8 million, up $14.1 million, or 10.9%, from the prior-year period.  U.S. sales grew $8.3 million, or 12.5%, to $74.7 million, while sales outside of the U.S. expanded 9.3% to $68.1 million and comprised 47.7% of total net sales.  Excluding changes in foreign currency translation, which had a $0.5 million favorable impact on fiscal 2012 third quarter sales, sales outside the U.S. grew 8.5%.

Timothy T. Tevens, President and Chief Executive Officer, commented, “We have had consistent, solid sales growth as our customer-focused product innovation and quality service combine to capture market share in Europe, Asia and Latin America. We have also seen economic conditions in the U.S. steadily improve throughout the quarter.  From a global standpoint, we continue to make strategic investments to capitalize on continued economic development, particularly in emerging markets such as China and Brazil.”

The fluctuation in sales compared with fiscal 2011’s third quarter is summarized as follows, in millions:

	Sales $ Change	Sales % Change
Increased volume	$10.0	7.8%
Pricing	$3.6	2.8%
Foreign currency translation	$0.5	0.4%
Total	$14.1	10.9%

Net income measurably improved to $8.5 million, or $0.44 per diluted share, in the fiscal 2012 third quarter from a loss of $39.6 million, or $2.08 per diluted share, in the prior-year period.  Positively impacting net income in the fiscal 2012 third quarter was a gain on the sale of a closed facility and a gain on the re-measurement of investment related to recent South African acquisition, both of which are discussed further below.  Excluding these unusual events, diluted earnings per share would have been $0.33.  The third quarter of fiscal 2011 included a non-cash tax provision of $39.7 million, or $2.08 per share, to record a full valuation allowance against Columbus McKinnon’s deferred tax assets.

Columbus McKinnon Reports Operating Margin Expansion on 10.9% Increase in Sales for Fiscal 2012 Third Quarter
January 27, 2012

Leverage on Higher Volume Drives Margin Expansion in Third Quarter

Gross profit increased to $38.6 million, or 27.0% of sales, for the fiscal 2012 third quarter from $29.4 million, or 22.8% of sales, in fiscal 2011’s third quarter.  Higher gross profit and margin expansion reflect the impact of restructuring activities and the leverage gained on higher sales.  The Company’s forging operation contributed $1.9 million to gross profit improvement in the quarter.

Selling expenses of $16.0 million were relatively unchanged when compared with the third quarter of fiscal 2011. As a percent of revenue, selling expenses were 11.2% compared with 12.1% in the same period last year.  Measured cost discipline helped to hold selling expenses flat despite revenue expansion.

General and administrative (G&A) expenses were $11.6 million in the third quarter of fiscal 2012, up 12.9%, or $1.3 million, from the previous fiscal year’s third quarter, reflecting investments in emerging markets, higher professional services expense and new product development.  G&A expenses were 8.1% of revenue for the third quarter of this year compared with 8.0% for last year’s third quarter.  Compared with the trailing second quarter of fiscal 2012, the $0.7 million increase was mostly related to investments in emerging markets and professional services expense.

The third quarter of fiscal 2012 included a favorable adjustment in restructuring charges of $1.5 million related to a gain on the sale of the facility in Cedar Rapids, IA that had previously housed forging operations.  The prior-year period had restructuring charges of $0.2 million.

Third quarter fiscal 2012 operating margin improved to 8.4% from 2.3% in the third quarter of fiscal 2010.  Excluding the impact of the facility sale, operating margin was 7.4% and operating leverage was 54.0% (defined as the year-over-year change in operating income divided by the year-over-year change in sales).

Mr. Tevens commented, “Our forging operations continue to improve and have now contributed positively to our gross margin expansion this quarter.  We continue to gain our customers’ confidence and expand volume through the facility in order to achieve targeted gross margin levels in that operation.  To date, we have recognized approximately $6.4 million in net cumulative savings from our overall restructuring activities.  The hoist and chain consolidations, which have exceeded our expectations, have achieved a total of approximately $13 million in savings since the consolidations began, of which $1.2 million was reflected in this quarter.”

Interest and debt expense was $3.6 million in the fiscal 2012 third quarter compared with $3.3 million in the third quarter of fiscal 2011.  Included in other income was $0.9 million associated with the gain on re-measurement of the original 20% investment in Yale Lifting Solutions.  The Company previously announced on January 10, 2012, that it had acquired the remaining 80% ownership of this South African business.  The acquisition closed on December 13, 2011.

Strong balance sheet provides financial flexibility to support growth initiatives

Cash and equivalents at December 31, 2011 was $82.0 million.  Debt, net of cash, at December 31, 2011 was $71.7 million, or 28.9% of total capitalization, compared with $85.5 million, or 36.0% of total capitalization at December 31, 2010. Total long term debt at the end of the fiscal 2012 third quarter was $152.1 million.  The Company also had $69.5 million of availability on its $85 million line of credit, with nothing drawn and $15.5 million of outstanding letters of credit.

Columbus McKinnon Reports Operating Margin Expansion on 10.9% Increase in Sales for Fiscal 2012 Third Quarter
January 27, 2012

Cash provided by operations for the first nine months of fiscal 2012 was $13.5 million of which $9.0 million was generated in the third quarter.  Cash used in operations in the first nine months of fiscal 2011 was $17.0 million.

Working capital as a percentage of sales decreased to 17.5% at the end of the third quarter of fiscal 2012, compared with 19.0% at the end of the third quarter of fiscal 2011.  The Company’s long term goal remains a 15% working capital to sales ratio.

Capital expenditures for the first nine months of fiscal 2012 were $10.5 million compared with $8.9 million in the prior-year period.  The Company anticipates capital spending will be approximately $13 million to $15 million in fiscal 2012 with approximately $4 million to $5 million dedicated to its global ERP system initiative.  Other capital investments are focused on new product development, productivity enhancements, maintenance capital and environmental, health and safety initiatives.

First nine months fiscal 2012 review

Net sales for the first nine months of fiscal 2012 were $432.4 million, up 13.8% from the same period in the prior fiscal year.  This was a $52.3 million increase over sales of $380.1 million in the first nine months of fiscal 2011.

Gross profit margin was 26.2% in the first nine months of fiscal 2012 compared with 23.3% for the first nine months of fiscal 2011.  Selling expenses increased $1.3 million, or 2.8%, compared with last year.  G&A expenses increased $4.1 million, or 13.7%, primarily due to investments in emerging markets, professional services and product development.  As a percent of sales, selling and G&A expenses decreased to 18.8% during the first nine months of fiscal 2012 compared with 20.0% in the same period the prior year.

Income from operations for the first nine months of fiscal 2012 was $31.5 million, or 7.3% of sales, compared with $9.3 million, or 2.4% of sales, in the prior year period.  The first nine months of fiscal 2012 included a charge for a pension curtailment for $1.2 million and a $1.5 million positive adjustment in restructuring charges for the sale of the closed facility discussed previously.  In the corresponding period in fiscal 2011, the Company recorded restructuring charges of $1.9 million.

Interest and debt expense in the first nine months of fiscal 2012 was $10.7 million, up from $9.9 million in the fiscal 2011 nine-month period due to higher average debt balances outstanding.  During the fourth quarter of fiscal 2011, the Company refinanced its senior subordinated debt, replacing $125 million of 8 7/8% notes due in 2013 with $150 million of 7 7/8% notes due in 2019, taking advantage of historically low interest rates to lock in a lower rate for an extended term.

Net income for the first nine months of fiscal 2012 was $18.0 million, or $0.92 per diluted share, compared with a loss of $38.5 million, or ($2.02) per diluted share, during the first nine months of fiscal 2011.

Solid Order Growth Continues

Backlog was $110.3 million at December 31, 2011, compared with $76.5 million at December 31, 2010.  Although the time to convert the majority of backlog to sales typically averages from one day to a few weeks, backlog can include project-type orders from customers that have defined deliveries that may extend out 12 to 24 months.  As of December 31, 2011, approximately $30.5 million of backlog was scheduled to ship beyond March 31, 2012.

Mr. Tevens noted, “We continue to realize double digit order growth globally as the U.S. demonstrates renewed strength, and we take market share in Europe where order growth is strong despite the slowing of those economies.  Our presence in China, albeit small, is moving ahead well, and we are having strong success in Latin America.”

Both U.S. and Eurozone capacity utilization are leading market indicators for the Company.  U.S. industrial capacity utilization increased to 76.4% in December 2011, up from 74.2% in December 2010 and 75.6% in September 2011.  Eurozone capacity utilization has trended down the last three quarters to 79.7% in the fourth calendar quarter of 2011 from its recent peak in the June 2011 quarter of 81.6%.  Eurozone capacity utilization was 78.1% in the prior year’s fourth quarter.

Columbus McKinnon Reports Operating Margin Expansion on 10.9% Increase in Sales for Fiscal 2012 Third Quarter
January 27, 2012

Mr. Tevens concluded, “We are optimistic about the future although, given the tenuous nature of the global economy and continued uncertainty, our enthusiasm is somewhat tempered.  Our strategic focus remains on strengthening earnings power and cash generation, capturing greater market share internationally, developing new products and identifying acquisition opportunities for geographic expansion or product line extensions.”

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators and lifting and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

Teleconference/webcast

Columbus McKinnon will host a conference call and live webcast today at 10:00 a.m. Eastern Time, at which Timothy T. Tevens, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy.  Their review will be accompanied by a slide presentation which will be available on Columbus McKinnon’s website at http://www.cmworks.com/investors. A question and answer session will follow the formal discussion.

Columbus McKinnon’s conference call can be accessed by dialing 1-888-459-1579, or for those outside the United States and in Canada, 1-210-234-7695.  The webcast can be monitored on Columbus McKinnon’s website at http://www.cmworks.com/investors.

An archived recording of the call will be available approximately one hour after the calls completion and until February 24, 2012.  To listen to the archived call, dial 1-203-369-1997.  Alternatively, the archive can be heard on the Company’s website at http://www.cmworks.com/investors/NewsPresentations.aspx until February 24, 2012.  A transcript of the call will also be posted to the website once available.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:
Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com
Tables follow.

Columbus McKinnon Reports Operating Margin Expansion on 10.9% Increase in Sales for Fiscal 2012 Third Quarter
January 27, 2012

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements
(Unaudited)
(In thousands, except per share and percentage data)

	Three Months Ended
	December 31, 2011	December 31, 2010	Change

Net sales	$142,750	$128,696	10.9%
Cost of products sold	104,147	99,345	4.8%
Gross profit	38,603	29,351	31.5%
Gross profit margin	27.0%	22.8%
Selling expense	15,980	15,524	2.9%
General and administrative expense	11,605	10,275	12.9%
Restructuring (gain) charges	(1,467)	150	NM
Amortization	485	452	7.3%
Income from operations	12,000	2,950	306.8%
Operating margin	8.4%	2.3%
Interest and debt expense	3,590	3,281	9.4%
Investment income	(275)	(317)	-13.2%
Foreign currency exchange (gain) loss	(97)	641	NM
Other income, net	(1,399)	(294)	375.9%

Income (loss) from continuing operations before income tax expense	10,181	(361)	NM
Income tax expense	1,666	39,406	-95.8%
Income (loss) from continuing operations	8,515	(39,767)	NM
Income from discontinued operations, net of tax	-	128	-100.0%
Net income (loss)	$8,515	(39,639)	NM

Average basic shares outstanding	19,313	19,082	1.2%
Basic income (loss) per share:
Continuing operations	$0.44	$(2.09)	NM
Discontinued operations	0.00	0.01
Net income (loss)	$0.44	$(2.08)	NM

Average diluted shares outstanding	19,488	19,082	2.1%
Diluted income (loss) per share:
Continuing operations	$0.44	$(2.09)	NM
Discontinued operations	0.00	0.01
Net income (loss)	$0.44	$(2.08)	NM

Columbus McKinnon Reports Operating Margin Expansion on 10.9% Increase in Sales for Fiscal 2012 Third Quarter
January 27, 2012

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements
(Unaudited)
(In thousands, except per share and percentage data)

	Nine Months Ended
	December 31, 2011	December 31, 2010	Change

Net sales	$432,373	$380,095	13.8%
Cost of products sold	318,897	291,488	9.4%
Gross profit	113,476	88,607	28.1%
Gross profit margin	26.2%	23.3%
Selling expense	47,515	46,219	2.8%
General and administrative expense	33,956	29,855	13.7%
Restructuring (gain) charges	(1,037)	1,947	NM
Amortization	1,515	1,315	15.2%
Income from operations	31,527	9,271	240.1%
Operating margin	7.3%	2.4%
Interest and debt expense	10,651	9,885	7.7%
Investment income	(824)	(1,020)	-19.2%
Foreign currency exchange loss	121	303	-60.1%
Other income, net	(1,880)	(933)	101.5%

Income from continuing operations before income tax expense	23,459	1,036	2164.4%
Income tax expense	5,898	39,790	-85.2%
Income (loss) from continuing operations	17,561	(38,754)	NM
Income from discontinued operations, net of tax	409	261	56.7%
Net income (loss)	$17,970	$(38,493)	NM

Average basic shares outstanding	19,256	19,050	1.1%
Basic income (loss) per share:
Continuing operations	$0.91	$(2.03)	NM
Discontinued operations	0.02	0.01
Nt income (loss)	$0.93	$(2.02)	NM

Average diluted shares outstanding	19,526	19,050	2.5%
Diluted income (loss) per share:
Continuing operations	$0.90	$(2.03)	NM
Discontinued operations	0.02	0.01
Net income (loss)	$0.92	$(2.02)	NM

Columbus McKinnon Reports Operating Margin Expansion on 10.9% Increase in Sales for Fiscal 2012 Third Quarter
January 27, 2012

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets

(In thousands)	December 31, 2011	March 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$82,033	$80,139
Trade accounts receivable, net	79,377	77,744
Inventories, net	104,288	90,031
Prepaid expenses and other	11,563	14,294
Total current assets	277,261	262,208

Net property, plant, and equipment	61,228	59,360
Goodwill	105,812	106,055
Other intangibles, net	15,332	18,089
Marketable securities	23,860	24,592
Deferred taxes	1,207	1,217
Other assets	6,879	7,351
Total assets	$491,579	$478,872

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$235	$473
Trade accounts payable	38,028	37,174
Accrued liabilities	56,436	56,502
Current portion of long-term debt	1,396	1,116
Total current liabilities	96,095	95,265

Senior debt, less current portion	3,992	4,949
Subordinated debt	148,072	147,867
Other non-current liabilities	67,313	68,645
Total liabilities	315,472	316,726

Shareholders’ equity:
Common stock	193	191
Additional paid-in capital	188,205	184,884
Retained earnings (Accumulated deficit)	16,898	(1,072)
ESOP debt guarantee	(1,083)	(1,407)
Accumulated other comprehensive loss	(28,106)	(20,450)
Total shareholders’ equity	176,107	162,146
Total liabilities and shareholders’ equity	$491,579	$478,872

Columbus McKinnon Reports Operating Margin Expansion on 10.9% Increase in Sales for Fiscal 2012 Third Quarter
January 27, 2012

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Nine Months Ended
	December 31, 2011	December 31, 2010

Operating activities:
Net income (loss)	$17,970	$(38,493)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Income from discontinued operations	(409)	(261)
Depreciation and amortization	8,609	8,257
Deferred income taxes and related valuation allowance	378	39,846
Gain on sale of real estate/investments	(1,909)	(991)
Gain on re-measurement of investment	(850)	-
Stock-based compensation	2,246	1,347
Amortization/write-off of deferred financing costs	289	208
Changes in operating assets and liabilities, net of effects of business acquisition:
Trade accounts receivable	(775)	514
Inventories	(14,011)	(18,251)
Prepaid expenses	2,440	(2,836)
Other assets	332	268
Trade accounts payable	927	(1,363)
Accrued and non-current liabilities	(1,774)	(5,254)
Net cash provided by (used for) operating activities	13,463	(17,009)

Investing activities:
Proceeds from sale of marketable securities	5,747	8,316
Purchases of marketable securities	(4,503)	(1,830)
Capital expenditures	(10,464)	(8,859)
Purchase of businesses, net of cash acquired	(3,356)	-
Proceeds from sale of businesses or assets	1,971	1,182
Net cash used for investing activities from continuing operations	(10,605)	(1,191)
Net cash provided by investing activities from discontinued operations	409	261
Net cash used for investing activities	(10,196)	(930)

Financing activities:
Proceeds from exercise of stock options	1,733	4
Net payments under lines-of-credit	(238)	(290)
Repayment of debt	(488)	(835)
Other	324	334
Net cash provided by (used for) financing activities	1,331	(787)

Effect of exchange rate changes on cash	(2,704)	848

Net change in cash and cash equivalents	1,894	(17,878)
Cash and cash equivalents at beginning of year	80,139	` 63,968
Cash and cash equivalents at end of period	$82,033	$46,090

Columbus McKinnon Reports Operating Margin Expansion on 10.9% Increase in Sales for Fiscal 2012 Third Quarter
January 27, 2012

COLUMBUS McKINNON CORPORATION
Additional Data
(Unaudited)

	December 31, 2011		December 31, 2010		March 31, 2011

Backlog (in millions)	$110.3		$76.5		$89.4

Trade accounts receivable
days sales outstanding	50.6	days	49.7	days	49.1	days

Inventory turns per year
(based on cost of products sold)	4.0	turns	4.0	turns	4.7	turns
Days' inventory	91.4	days	90.2	days	77.1	days

Trade accounts payable
days payables outstanding	33.2	days	29.2	days	31.8	days

Working capital as a % of sales	17.5%		19.0%		16.9%

Debt to total capitalization percentage	46.6%		46.4%		48.8%
Debt, net of cash, to total capitalization	28.9%		36.0%		31.4%

Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY 13	63	63	60	62	248

FY 12	63	64	58	65	250

FY 11	63	64	59	64	250